Exhibit 99.1

Global Crossing Announces First Quarter Results,

Completes Recapitalization and Impsat Acquisition

•	Impsat acquisition adds significant scale to Global Crossing’s Latin American operations.

•	Recapitalization includes $250 million term loan and debt-to-equity conversion by majority shareowner.

•	Core “invest and grow” revenue increased 9 percent sequentially; IP traffic grew 20 percent.

FOR IMMEDIATE RELEASE: THURSDAY, MAY 10, 2007

Florham Park, N.J. — Global Crossing (NASDAQ: GLBC) today reported its consolidated financial and operational results for the first quarter of 2007.

The company today announced that it has completed its acquisition of IMPSAT Fiber Networks, Inc. (Impsat), a leading provider of integrated broadband data, Internet, voice telecommunications and advanced hosting.

Global Crossing also announced that it had completed a five-year, $250 million secured term loan facility with Goldman Sachs and Credit Suisse as joint book runners, yielding net cash proceeds of $241 million. To facilitate the loan, a subsidiary of the company’s majority shareowner, Singapore Technologies Telemedia (ST Telemedia), agreed to subordinate its mandatorily convertible notes due December, 2008 to the term loan and then to convert the notes into common stock and warrants.

Impsat Acquisition

Global Crossing completed its acquisition of Impsat yesterday for a total estimated transaction value of $347 million, comprised of approximately $95 million in equity, $26 million of assumed indebtedness and repayment of $226 million of indebtedness. A portion of the funds used to consummate the merger was financed from the proceeds of an offering, arranged by Credit Suisse, of 9.875-percent senior notes due 2017 by GC Impsat Holdings I Plc, a subsidiary of Global Crossing. Global Crossing used approximately $160 million in cash to fund the remainder of the transaction and associated costs. No capital stock was issued in conjunction with the acquisition.

“Today we’re proud to be closing our acquisition of Impsat — a business that fits solidly into Global Crossing’s strategy of selling IP and data services to enterprises and carriers around the world,” said John Legere, Global Crossing’s chief executive officer. “Like Fibernet in the UK, Impsat will further enhance the momentum we’ve already achieved in our ‘invest and grow’ segment by adding product capabilities and growth potential, as well as solid financial results.”

While Impsat’s first quarter results are not reflected in Global Crossing’s financial results, they are expected to contribute positively to the second quarter performance commencing on the May 9, 2007 closing date. On a standalone basis, Impsat’s unaudited results for the first three months of 2007 included revenue of $78 million and EBITDA (as defined in the attached schedules) of $19 million.

First Quarter Operational Highlights

Global Crossing continued to invest in its VoIP platform during the first quarter, adding VoIP Local Service in Hong Kong and Italy, as well as 83 additional communities in the U.S. The company brought its VoIP Outbound Service to 14 more countries in Europe, Latin America and the Asia Pacific region, and enriched its VoIP Professional Services portfolio, partnering with Avaya to launch Global Crossing Managed IP Telephony Solutions™. Rounding out its first quarter converged IP service introductions, Global Crossing incorporated Network Integrity into its IP VPN solution, adding monitoring and control features, and it restructured collaboration services to significantly reduce provisioning time for wholesale customers.

Momentum from these new and existing services propelled Global Crossing’s IP traffic, which grew roughly 20 percent during the first quarter of 2007 compared to the prior quarter, and 176 percent compared with the same time last year. VPN traffic increased 24 percent quarter over quarter and 120 percent year over year. IP-interconnected VoIP traffic jumped nearly 24 percent during the quarter and 147 percent year over year.

First Quarter Financial Results

Note: First quarter 2006 financial results do not include contributions from Fibernet.

Revenue and Margin

Global Crossing’s strategic acquisitions of Fibernet and Impsat will amplify both the company’s customer base and also its product capabilities, accelerating sales opportunities as integration is completed.

During the first quarter of 2007, Global Crossing continued to grow consolidated revenue on a sequential basis. In the first quarter, the company reported $504 million of consolidated revenue, an increase of $16 million or 3 percent from the fourth quarter, when consolidated revenue was $488 million. On a year-over-year basis, consolidated revenue expanded by 11 percent compared with the first quarter of 2006.

The company’s core enterprise, carrier data and indirect channels segment, also referred to as its “invest and grow” segment, saw revenue increase by 9 percent sequentially to $381 million in the first quarter, compared with $351 million in the fourth quarter of 2006. The “invest and grow” segment improved 33 percent year over year, from $286 million in the first quarter of 2006. In the regions excluding the UK, the “invest and grow” segment generated $240 million in the first quarter, a 10- percent sequential increase and 28 percent year over year. The company’s GCUK subsidiary generated $141 million in “invest and grow” revenue in the first quarter, compared with $133 million in the fourth quarter of 2006 and $98 million in the first quarter of 2006.

Demonstrating the company’s continued actions to reduce low-margin revenue and associated costs, wholesale voice revenue declined to $122 million in the first quarter, compared with $135 million in the fourth quarter of 2006 and $168 million in the first quarter of 2006.

Adjusted gross margin (as defined in the attached schedules) for the consolidated business was reported at 44 percent of revenue or $220 million in the first quarter, a 3- percent sequential increase and 29 percent year over year. “Invest and grow” adjusted gross margin was 54 percent of revenue or $207 million in the first quarter, compared with $196 million and $150 million in the fourth and first quarters of 2006, respectively. Consolidated adjusted gross margin for the first quarter of 2007 was adversely impacted by approximately $7 million in certain regulatory charges and other customer-specific items that increased cost of access expense.

Costs

Cost of access expense for the first quarter was $284 million, compared with $274 million in the fourth quarter and $285 million in the first quarter of 2006. Cost of revenue — which includes cost of access; technical real estate, network and operations; third party maintenance; and cost of equipment sales — was $421 million in the first quarter, compared with $403 million and $401 million in the fourth and first quarters of 2006, respectively. The sequential increase in cost of revenue expense was comprised of higher cost of access expense resulting from revenue growth and the $7 million associated with regulatory charges and customer-specific items noted above; higher real estate, network and operations costs mainly driven by retention bonuses and performance-based stock compensation accruals; and the increase in higher cost of equipment sales associated with large customers outside of the UK purchasing capacity and equipment.

Sales, general and administrative (SG&A) expenses were $106 million in the first quarter, compared with $79 million in the fourth quarter and $100 million in the first quarter of 2006. The sequential increase was primarily attributable to stock and incentive compensation; higher property and non-income taxes; severance costs, higher employee-related benefits that are normally greater at the beginning of the year;

and higher sales costs resulting from strong revenue growth. SG&A was adversely impacted by approximately $5 million of unexpected items in the first quarter.

To improve the company’s results, management has identified and begun implementation of initiatives to generate operational savings of at least $20 million per annum, with up to $15 million of savings anticipated for 2007. These actions include organizational realignment and functional consolidation resulting in headcount reductions; outsourcing of some third party maintenance; and reduction of discretionary expenses.

Earnings

Global Crossing’s adjusted EBITDA less non-cash stock compensation (“adjusted cash EBITDA,” which is further defined in the tables that follow) was reported as a loss of $8 million. This compared to adjusted cash EBITDA of $12 million in the fourth quarter and an adjusted cash EBITDA loss of $33 million in the first quarter of last year. The sequential variance was attributable to the higher costs described above, including the $7 million regulatory and customer-specific charges and $5 million of unexpected SG&A items, partially offset by increased gross margin.

Consolidated net loss applicable to common shareholders was $121 million for the first quarter, compared with a loss of $90 million in the fourth quarter of 2006 and $109 million in the first quarter of 2006. The sequential increase in net loss was attributed to $20 million lower adjusted cash EBITDA; a $9 million increase in stock-based compensation; a $4 million increase in net interest expenses due to the add-on notes issued by GCUK in December and interest on Impsat notes issued in February; and a $21 million reduction in other income (comprised of a $16 million gain on settlement of contracts due to the Fibernet acquisition in the fourth quarter, $8 million expense of deferred financing fees related to the Impsat bridge loan in the first quarter, partially offset by $2 million in foreign exchange gains). These variances were partially offset by $28 million of lower income tax provisions.

Cash and Liquidity

As of March 31, 2007, Global Crossing had $378 million of cash and cash equivalents. The company’s $81 million of cash use for the quarter included $18 million of financing and acquisition fees. The remainder of cash used was attributable to adjusted cash EBITDA losses, increased expenditures made to strategic access vendors and capital expense. Cash used for capital expenditures and principal on capital leases and long-term debt was $45 million in the first quarter. These cash expenditures were offset by $21 million in proceeds from the sale of indefeasible rights of use (IRUs).

On May 9, 2007, the company borrowed $250 million under a five-year senior secured term loan agreement with Goldman Sachs and Credit Suisse as joint book runners, which yielded net cash proceeds of $241 million after payment of fees and expenses. The proceeds will be used to refinance the company’s existing $55 million working capital facility with Bank of America (including the provision of cash collateral for letters of credit), to provide additional liquidity necessitated principally by cash used to close the Impsat acquisition and to reduce days payable with key access vendors during the first and second quarters. The improved relationship with key vendors has enabled and will continue to enable more favorable access price negotiation and operational throughput. The company expects to have sufficient liquidity to fund ongoing working capital needs and other cash requirements until its operations generate sustainable positive cash flow.

The new term loan is expected to bear interest of Libor plus 6 percent; has significant financial maintenance covenants; and has repayment premiums of 103 percent in the first year, 102 percent in the second year and 101 percent in the third year. Certain terms, including the interest rate, are subject to adjustment by the joint book runners during the syndication process. The loan is secured by substantially all of Global Crossing’s worldwide assets excluding GCUK and Global Crossing’s Latin American assets, including Impsat.

In connection with the establishment of the term loan facility, the company’s majority shareowner, ST Telemedia, has agreed to immediately subordinate the security of their mandatorily convertible notes to the term loan, and to convert the notes within 120 days. ST Telemedia will receive common stock and warrants totaling 16.58 million shares, plus $7.5 million in cash.

In addition, on May 9, 2007, Impsat completed its previously announced tender offer for its Series A 6-percent senior guaranteed convertible notes due 2011 (the “Series A Notes”) and its Series B 6-percent senior guaranteed convertible notes due 2011 (the “Series B Notes” and, together with the Series A Notes, the “Notes”), pursuant to its Offer to Purchase and Consent Solicitation Statement, dated January 29, 2007. The tender offer expired at 5:00 p.m. EDT, on May 9, 2007.

On May 10, 2007, Impsat announced that it is accepting for payment all validly tendered Notes, consisting of $92 million in aggregate principal amount at maturity of Notes, representing approximately 99 percent of the outstanding Notes. The supplemental indenture executed in connection with the merger became operative May 10, 2007.

Guidance

The company has revised its full-year guidance for adjusted cash EBITDA to reflect lower adjusted cash EBITDA reported in the first quarter, primarily as a result of the unusual items discussed above and the delayed closing of the Impsat acquisition. The company has also revised its cash use for 2007 to reflect the reduced adjusted cash EBITDA guidance, higher working capital and interest on the new debt instrument. The company expects that the results generated in the second half of 2007 and exit rates into 2008 will remain substantially the same as provided in the guidance given on March 15, 2007.

Revised guidance is as follows:

Metric ($ in millions)	2007 Guidance	Revised Guidance	YTD Results
Revenue	$2,170 – $2,245		$504
Invest and grow revenue	$1,710 – $1,755		$381
Wholesale voice revenue	$460 – $490		$122
Adjusted gross margin percentage	50%		44%
Invest and grow adjusted gross margin percentage	60%		54%
Wholesale voice adjusted gross margin percentage	12%		10%
Adjusted Cash EBITDA	$200 – $225	$165 – $195	($8)
Cash use (1)	($35) – 0	($115) – ($95)	($63)

Note:

(1)	Cash use for 2007 does not include cash used for the purchase of Impsat or fees for financing or M&A activities.

Pursuant to the Securities and Exchange Commission’s (SEC’s) Regulation G, the attached schedules include definitions of Global Crossing’s adjusted cash EBITDA and adjusted gross margin measures, as well as reconciliations of such measures to the most directly comparable financial measures calculated and presented in accordance with U.S. Generally Accepted Accounting Principles (U.S. GAAP). Further, as some investors hold separate securities in the form of senior notes issued by the company’s Global Crossing UK subsidiary, the company has included in certain of the attached schedules a breakdown of results between the GCUK subsidiary and the results of Global Crossing excluding the GCUK subsidiary.

Conference Call

The company will hold a conference call on Thursday, May 10, 2007 at 9:00 a.m. EDT to discuss its financial results. The call may be accessed at +1 212 271 4600 or +44 (0) 870 001 3146. Callers are advised to access the call 15 minutes prior to the start time. A Webcast with presentation slides will be available at http://investors.globalcrossing.com/events.cfm.

A replay of the call will be available on Thursday, May 10, 2007 beginning at 12:00 p.m. EDT and will be accessible until Thursday, May 17, 2007 at 12:00 p.m. EDT. The replay may be accessed by dialing +1 402 977 9140 or +1 800 633 8284 and entering reservation 21337542. Callers in the UK can dial +44 (0) 870 000 3081 or +44 0 800 692 0831 and enter reservation number 21337542.

ABOUT GLOBAL CROSSING

Global Crossing (NASDAQ: GLBC) provides telecommunications solutions over the world’s first integrated global IP-based network. Its core network connects more than 300 cities in 29 countries worldwide, and delivers services to more than 600 cities in 60 countries and 6 continents around the globe. The company’s global sales and support model matches the network footprint and, like the network, delivers a consistent customer experience worldwide.

Global Crossing IP services are global in scale, linking the world’s enterprises, governments and carriers with customers, employees and partners worldwide in a secure environment that is ideally suited for IP-based business applications, allowing e-commerce to thrive. The company offers a full range of data, voice and security products, to approximately 40 percent of the Fortune 500, as well as 700 carriers, mobile operators and ISPs. Its Professional Services and Managed Solutions provide VoIP, security and network consulting and management services to support its Global Crossing IP VPN service and Global Crossing VoIP services. Global Crossing was the first — and remains the only — global communications provider with IPv6 natively deployed in both its private and public backbone networks.

Please visit www.globalcrossing.com or blogs.globalcrossing.com/ for more information about Global Crossing.

# # #

This press release contains statements about expected future events and financial results that are forward-looking and subject to risks and uncertainties that could cause the actual results to differ materially, including: Failure to achieve expected synergies or operating results resulting from the acquisition of Fibernet or Impsat; Global Crossing’s history of substantial operating losses and the fact that, in the near term, funds from operations will not satisfy cash requirements; legal and contractual restrictions on the inter-company transfer of funds by the company’s subsidiaries; the company’s ability to continue to connect its network to incumbent carriers’ networks or maintain Internet peering arrangements on favorable terms; the consequences of any inadvertent violation of the company’s Network Security Agreement with the U.S. Government; increased competition and pricing pressures resulting from technology advances and regulatory changes; competitive disadvantages relative to competitors with superior resources; political, legal and other risks due to the company’s substantial international operations; potential weaknesses in internal controls of acquired businesses, and difficulties in integrating internal controls of those businesses with the company’s own internal controls; the concentration of revenue in a limited number of customers, and the rights of such customers to terminate their contracts or to simply cease purchasing services thereunder; exposure to contingent liabilities; and other risks referenced from time to time in the company’s and Impsat’s filings with the Securities and Exchange Commission. Global Crossing undertakes no duty to update information contained in this press release or in other public disclosures at any time.

CONTACT GLOBAL CROSSING:

Press Contacts

Becky Yeamans

+ 1 973 937 0155

PR@globalcrossing.com

Tisha Kresler

+ 1 973 937 0146

PR@globalcrossing.com

Kendra Langlie

Latin America

+ 1 305 808 5912

LatAmPR@globalcrossing.com

Jo Graves

Europe

+ 44 (0) 1256 858 403

EuropePR@globalcrossing.com

Analysts/Investors Contact

Laurinda Pang

+ 1 800 836 0342

glbc@globalcrossing.com

Tony Suarez

+1 800 836 0342

glbc@globalcrossing.com

IR/PR1

8 PAGES OF FINANCIAL INFORMATION TO FOLLOW

As some investors hold separate securities in the form of senior notes issued by a subsidiary of Global Crossing (UK) Telecommunications Ltd. (“GCUK”), the company has included in certain of the tables a breakdown of the consolidated results between GCUK and the results of Global Crossing excluding GCUK.

Table 1

Global Crossing Limited and Subsidiaries

Unaudited Pro Forma Summary of Consolidated Revenues, Cost of Access, and Adjusted Gross Margin

($ in millions)

	Quarter Ended March 31, 2007			Quarter Ended December 31, 2006			Quarter Ended March 31, 2006
	GCUK	ROW[1]	Total	GCUK	ROW[1]	Total	GCUK	ROW[1]	Total
Revenues:
Enterprise, carrier data and indirect channels	$141	$240	$381	$133	$218	$351	$98	$188	$286
Wholesale voice	3	119	122	2	133	135	1	167	168
Other	—	1	1	—	2	2	—	2	2

Consolidated revenues	$144	$360	$504	$135	$353	$488	$99	$357	$456

Cost of access:
Enterprise, carrier data and indirect channels	$(40)	$(134)	$(174)	$(38)	$(117)	$(155)	$(29)	$(107)	$(136)
Wholesale voice	(3)	(107)	(110)	(2)	(117)	(119)	(1)	(148)	(149)
Other	—	—	—	—	—	—	—	—	—

Consolidated cost of access	$(43)	$(241)	$(284)	$(40)	$(234)	$(274)	$(30)	$(255)	$(285)

Adjusted gross margin:
Enterprise, carrier data and indirect channels	$101	$106	$207	$95	$101	$196	$69	$81	$150
Wholesale voice	—	12	12	—	16	16	—	19	19
Other	—	1	1	—	2	2	—	2	2

Consolidated adjusted gross margin	$101	$119	$220	$95	$119	$214	$69	$102	$171

Pro Forma Explanatory Note:

On October 11, 2006, GC Acquisitions, a wholly-owned subsidiary of Global Crossing Limited and affiliate of Global Crossing (UK) Telecommunications Ltd. (GCUK), took control of Fibernet Group Plc (Fibernet) and since that date the results of Fibernet have been consolidated into Global Crossing’s results. On December 28, 2006, a subsidiary of GCUK acquired all of Fibernet’s UK operations. Unaudited pro forma tables for the quarter ended December 31, 2006 have been prepared on the basis that GCUK had acquired Fibernet’s UK operations on October 11, 2006.

1Rest of World (ROW) represents operations of Global Crossing Limited and subsidiaries excluding Global Crossing (UK) Telecommunications Ltd. and subsidiaries (GCUK).

As some investors hold separate securities in the form of senior notes issued by a subsidiary of GCUK, the company has included in certain of the tables a breakdown of the consolidated results between GCUK and the results of Global Crossing excluding GCUK.

Table 2

Global Crossing Limited and Subsidiaries

Unaudited Pro Forma Condensed Consolidated Statements of Operations

($ in millions)

	Quarter Ended March 31, 2007			Quarter Ended December 31, 2006			Quarter Ended March 31, 2006
	GCUK	ROW[1]	Total	GCUK	ROW[1]	Total	GCUK	ROW[1]	Total
REVENUES	$144	$360	$504	$135	$353	$488	$99	$357	$456
COST OF REVENUE (EXCLUDING DEPRECIATION):
Cost of access	(43)	(241)	(284)	(40)	(234)	(274)	(30)	(255)	(285)
Real estate, network and operations	(24)	(64)	(88)	(24)	(60)	(84)	(18)	(59)	(77)
Third party maintenance	(9)	(15)	(24)	(8)	(15)	(23)	(8)	(16)	(24)
Cost of equipment sales	(18)	(7)	(25)	(19)	(3)	(22)	(10)	(5)	(15)

Total cost of revenue	(94)	(327)	(421)	(91)	(312)	(403)	(66)	(335)	(401)

Selling, general and administrative	(18)	(88)	(106)	(18)	(61)	(79)	(14)	(86)	(100)
Depreciation and amortization	(18)	(32)	(50)	(18)	(31)	(49)	(10)	(27)	(37)

Total operating expenses	(130)	(447)	(577)	(127)	(404)	(531)	(90)	(448)	(538)

OPERATING INCOME (LOSS)	14	(87)	(73)	8	(51)	(43)	9	(91)	(82)

OTHER INCOME (EXPENSE)
Interest expense, net	(15)	(14)	(29)	(15)	(10)	(25)	(11)	(10)	(21)
Other income (expense), net	—	(6)	(6)	24	(9)	15	4	(3)	1

INCOME (LOSS) BEFORE REORGANIZATION ITEMS AND PROVISION FOR INCOME TAXES	(1)	(107)	(108)	17	(70)	(53)	2	(104)	(102)
Net, gain on preconfirmation contingencies	—	—	—	—	3	3	—	6	6

INCOME (LOSS) BEFORE PROVISION FOR INCOME TAXES	(1)	(107)	(108)	17	(67)	(50)	2	(98)	(96)
Provision for income taxes	(1)	(11)	(12)	(22)	(18)	(40)	—	(12)	(12)

NET INCOME (LOSS)	(2)	(118)	(120)	(5)	(85)	(90)	2	(110)	(108)
Preferred stock dividends	—	(1)	(1)	—	—	—	—	(1)	(1)

INCOME (LOSS) APPLICABLE TO COMMON SHAREHOLDERS	$(2)	$(119)	$(121)	$(5)	$(85)	$(90)	$2	$(111)	$(109)

Pro Forma Explanatory Note:

On October 11, 2006, GC Acquisitions, a wholly-owned subsidiary of Global Crossing Limited and affiliate of Global Crossing (UK) Telecommunications Ltd. (GCUK), took control of Fibernet Group Plc (Fibernet) and since that date the results of Fibernet have been consolidated into Global Crossing’s results. On December 28, 2006, a subsidiary of GCUK acquired all of Fibernet’s UK operations. Unaudited pro forma tables for the quarter ended December 31, 2006 have been prepared on the basis that GCUK had acquired Fibernet’s UK operations on October 11, 2006.

1Rest of World (ROW) represents operations of Global Crossing Limited and subsidiaries excluding Global Crossing (UK) Telecommunications Ltd. and subsidiaries (GCUK).

Table 3

Global Crossing Limited and Subsidiaries

Condensed Consolidated Balance Sheets

($ in millions)

	March 31, 2007	December 31, 2006
	(unaudited)
ASSETS:
Current assets:
Cash and cash equivalents	$378	$459
Restricted cash and cash equivalents	3	3
Accounts receivable, net of allowances of $46 and $43	246	251
Prepaid costs and other current assets	96	84

Total current assets	723	797

Restricted cash and cash equivalents	233	3
Property and equipment, net of accumulated depreciation of $454 and $407	1,142	1,132
Intangible assets, net (including goodwill of $6 and $2)	29	26
Other assets	90	86

Total assets	$2,217	$2,044

LIABILITIES:
Current liabilities:
Short term debt	$6	$6
Accounts payable	253	283
Accrued cost of access	102	107
Current portion of long term debt	30	6
Accrued restructuring costs - current portion	26	30
Deferred revenue - current portion	128	128
Other current liabilities	376	336

Total current liabilities	921	896

Debt with controlling shareholder	275	275
Long term debt	891	661
Obligations under capital leases	112	106
Deferred revenue	171	163
Accrued restructuring costs	58	61
Other deferred liabilities	79	77

Total liabilities	2,507	2,239

SHAREHOLDERS’ DEFICIT:
Common stock, 85,000,000 shares authorized, $.01 par value, 36,907,251 and 36,609,236 shares issued and outstanding as of March 31, 2007 and December 31, 2006, respectively	—	—
Preferred stock, 45,000,000 shares authorized, $.10 par value, 18,000,000 shares issued to controlling shareholder and outstanding	2	2
Additional paid-in capital	883	857
Accumulated other comprehensive loss	(30)	(29)
Accumulated deficit	(1,145)	(1,025)

Total shareholders’ deficit	(290)	(195)

Total liabilities and shareholders’ deficit	$2,217	$2,044

Table 4

Global Crossing Limited and Subsidiaries

Condensed Consolidated Statements of Cash Flows

($ in millions)

	Three Months Ended March 31,
	2007	2006
Cash flows provided by (used in) operating activities:
Net loss	$(120)	$(108)
Adjustments to reconcile net loss to net cash used in operating activities:
Loss on sale of property and equipment	1	—
Non-cash income tax provision	10	11
Non-cash stock compensation expense	15	12
Depreciation and amortization	50	37
Provision for doubtful accounts	1	2
Amortization of prior period IRUs	(2)	(1)
Gain on preconfirmation contingencies	—	(6)
Changes in operating working capital	(25)	(7)
Other	20	4

Net cash used in operating activities	(50)	(56)

Cash flows provided by (used in) investing activities:
Purchases of property and equipment	(33)	(14)
Change in restricted cash and cash equivalents	(230)	2

Net cash used in investing activities	(263)	(12)

Cash flows provided by (used in) financing activities:
Proceeds from long term debt	247	—
Repayment of capital lease obligations	(10)	(3)
Repayment of long term debt	(2)	(1)
Proceeds from exercise of stock options	3	2
Finance costs incurred	(6)	—
Other	—	(1)

Cash flows provided by (used in) financing activities	232	(3)

Effect of exchange rate changes on cash and cash equivalents	—	1

Net decrease in cash and cash equivalents	(81)	(70)

Cash and cash equivalents, beginning of period	459	224

Cash and cash equivalents, end of period	$378	$154

Non-cash investing and financing activities:
Capital lease and debt obligations incurred	$31	$27

Pursuant to the SEC’s Regulation G, the following table provides a reconciliation of Adjusted Cash EBITDA and Adjusted EBITDA, which are considered non-GAAP (Generally Accepted Accounting Principles) financial metrics, to net income, which is the most directly comparable GAAP measure. Global Crossing’s calculation of its Adjusted Cash EBITDA and Adjusted EBITDA measures may not be consistent with EBITDA measures of other companies. Management believes that Adjusted Cash EBITDA and Adjusted EBITDA are relevant indicators of operating performance, especially in a capital-intensive industry such as telecommunications. Adjusted Cash EBITDA and Adjusted EBITDA are important aspects of the company’s internal reporting and are also used by the investment community in assessing financial performance. These non-GAAP measures should be used in addition to, but not as a substitute for, the analysis provided in the statement of operations. As some investors hold separate securities in the form of senior notes issued by a subsidiary of GCUK, the company has included in certain of the tables a breakdown of the consolidated results between GCUK and the results of Global Crossing excluding GCUK.

Table 5

Global Crossing Limited

Unaudited Pro Forma Reconciliation of Adjusted Cash EBITDA and Adjusted EBITDA to Income (Loss) Applicable to Common Shareholders (unaudited)

($ in millions)

	Quarter Ended March 31, 2007			Quarter Ended December 31, 2006			Quarter Ended March 31, 2006
	GCUK	ROW[1]	Total	GCUK	ROW[1]	Total	GCUK	ROW[1]	Total
Adjusted Cash EBITDA	$34	$(42)	$(8)	$26	$(14)	$12	$20	$(53)	$(33)
Non-cash stock compensation	(2)	(13)	(15)	—	(6)	(6)	(1)	(11)	(12)

Adjusted EBITDA	32	(55)	(23)	26	(20)	6	19	(64)	(45)
Depreciation and amortization	(18)	(32)	(50)	(18)	(31)	(49)	(10)	(27)	(37)
Interest expense, net	(15)	(14)	(29)	(15)	(10)	(25)	(11)	(10)	(21)
Other income (expense), net	—	(6)	(6)	24	(9)	15	4	(3)	1
Net, gain on pre-confirmation contingencies	—	—	—	—	3	3	—	6	6
Provision for income taxes	(1)	(11)	(12)	(22)	(18)	(40)	—	(12)	(12)
Preferred stock dividends	—	(1)	(1)	—	—	—	—	(1)	(1)

Income (loss) applicable to common shareholders	$(2)	$(119)	$(121)	$(5)	$(85)	$(90)	$2	$(111)	$(109)

Pro Forma Explanatory Note:

On October 11, 2006, GC Acquisitions, a wholly-owned subsidiary of Global Crossing Limited and affiliate of Global Crossing (UK) Telecommunications Ltd. (GCUK), took control of Fibernet Group Plc (Fibernet) and since that date the results of Fibernet have been consolidated into Global Crossing’s results. On December 28, 2006, a subsidiary of GCUK acquired all of Fibernet’s UK operations. Unaudited pro forma tables for the quarter ended December 31, 2006 have been prepared on the basis that GCUK had acquired Fibernet’s UK operations on October 11, 2006.

1Rest of World (ROW) represents operations of Global Crossing Limited and subsidiaries excluding Global Crossing (UK) Telecommunications Ltd. and subsidiaries (GCUK).

Definitions:

Adjusted Cash EBITDA is earnings before interest, taxes, depreciation and amortization, other income/ (expense), net, net gain on pre-confirmation contingencies, preferred stock dividends and non-cash stock compensation.

Adjusted EBITDA is earnings before interest, taxes, depreciation and amortization, other income/ (expense), net, net gain on pre-confirmation contingencies and preferred stock dividends.

Pursuant to the SEC’s Regulation G, the following table provides a reconciliation of Adjusted Gross Margin, which is considered a non-GAAP financial metric, to gross margin, which is the most directly comparable GAAP measure. Management believes that Adjusted Gross Margin is a relevant indicator of operating performance since it links revenue lines with the largest and most directly related costs incurred to generate such revenue. Adjusted Gross Margin should be used in addition to, but not as a substitute for, the analysis provided in the statement of operations. As some investors hold separate securities in the form of senior notes issued by a subsidiary of GCUK, the company has included in certain of the tables a breakdown of the consolidated results between GCUK and the results of Global Crossing excluding GCUK.

Table 6

Global Crossing Limited and Subsidiaries

Unaudited Pro Forma Reconciliation of Adjusted Gross Margin to Gross Margin

($ in millions)

	Quarter Ended March 31, 2006			Quarter Ended December 31, 2006			Quarter Ended March 31, 2006
	GCUK	ROW[1]	Total	GCUK	ROW[1]	Total	GCUK	ROW[1]	Total
Adjusted Gross Margin	$101	$119	$220	$95	$119	$214	$69	$102	$171
Real estate, network and operations	(24)	(64)	(88)	(24)	(60)	(84)	(18)	(59)	(77)
Third party maintenance	(9)	(15)	(24)	(8)	(15)	(23)	(8)	(16)	(24)
Cost of equipment sales	(18)	(7)	(25)	(19)	(3)	(22)	(10)	(5)	(15)

Gross margin	$50	$33	$83	$44	$41	$85	$33	$22	$55

Pro Forma Explanatory Note:

On October 11, 2006, GC Acquisitions, a wholly-owned subsidiary of Global Crossing Limited and affiliate of Global Crossing (UK) Telecommunications Ltd. (GCUK), took control of Fibernet Group Plc (Fibernet) and since that date the results of Fibernet have been consolidated into Global Crossing’s results. On December 28, 2006, a subsidiary of GCUK acquired all of Fibernet’s UK operations. Unaudited pro forma tables for the quarter ended December 31, 2006 have been prepared on the basis that GCUK had acquired Fibernet’s UK operations on October 11, 2006.

1Rest of World (ROW) represents operations of Global Crossing Limited and subsidiaries excluding Global Crossing (UK) Telecommunications Ltd. and subsidiaries (GCUK).

Definition:

Adjusted gross margin is revenue minus cost of access.

Table 7

Impsat Fiber Networks, Inc. and Subsidiaries

Unaudited Condensed Consolidated Statements of Operations

($ in thousands)

Quarter Ended March 31, 2007
NET REVENUES:
Broadband and satellite	$48,498
Internet	9,931
Value-added services	12,425
Telephony	7,210
Sales of equipment	85

TOTAL NET REVENUES	78,149
COSTS AND EXPENSES:
Direct costs:
Contracted services	(7,106)
Other direct costs	(10,271)
Leased capacity	(20,375)
Cost of equipment sold	(32)

Total direct costs	(37,784)
Salaries and wages	(15,973)
Selling, general and administrative	(5,832)
Depreciation and amortization	(15,674)

TOTAL COSTS AND EXPENSES	(75,263)

OPERATING INCOME	2,886
OTHER INCOME (EXPENSES):
Interest income	214
Interest expense	(4,247)
Net gain on foreign exchange	3,225
Other loss, net	(1,898)

TOTAL OTHER (EXPENSES) INCOME	(2,706)

INCOME BEFORE INCOME TAXES	180
PROVISION FOR FOREIGN INCOME TAXES	(913)

NET LOSS	$(733)

Pursuant to the SEC’s Regulation G, the following table provides a reconciliation of Impsat Fiber Networks, Inc.’s (“Impsat”) EBITDA, which is considered a non-GAAP (Generally Accepted Accounting Principles) financial metric, to net loss, which is the most directly comparable GAAP measure. Global Crossing’s calculation of Impsat’s EBITDA measure may not be consistent with EBITDA measures of other companies. Management believes that Impsat’s EBITDA is a relevant indicator of operating performance, especially in a capital-intensive industry such as telecommunications. This non-GAAP measure should be used in addition to, but not as a substitute for, the analysis provided in the statement of operations.

As a result of the merger and Impsat’s becoming a Global Crossing subsidiary, adjustments may be made to Impsat’s presentation of financial information and Impsat’s accounting policies in order to conform them, in each case, to those of Global Crossing and its subsidiaries. As a result of these potential adjustments, and due to the fact that Global Crossing calculates Adjusted EBITDA differently than Impsat does and has presented it in this press release, management anticipates that the presentation of Impsat’s Adjusted EBITDA in this press release may not be comparable to the way it will be presented on a going-forward basis.

Table 8

Impsat Fiber Networks, Inc. and Subsidiaries

Unaudited Reconciliation of EBITDA to Net Loss

($ in thousands)

Quarter Ended March 31, 2007
EBITDA	$18,560
Depreciation and amortization	(15,674)
Interest income	214
Interest expense	(4,247)
Net gain on foreign exchange	3,225
Other loss, net	(1,898)
Provision for foreign income taxes	(913)

Net loss	$(733)

Definitions:

EBITDA is earnings before interest, taxes, depreciation and amortization, net gain on foreign exchange and other loss, net.